EXHIBIT 10(ii)(ao)

Gary Davis Executive Vice President Chief Human Resources and Administration Officer

December 22, 2004

Allen I. Questrom
16A Turtle Creek Bend
Dallas, Texas 75204

Dear Allen:

Reference is made to the Employment Agreement (the “Employment Agreement”) dated July 21, 2000 between you and J.C. Penney Corporation, Inc. (formerly J.C. Penney Company, Inc. and hereafter, the “Company”). This letter (the “Agreement”) will set forth our mutual understanding as to the rights and obligations of you and the Company in connection with your ceasing to be employed by the Company, effective as of December 22, 2004. Capitalized terms that are used but not defined here shall have the meaning set forth in the Employment Agreement.

     1. Termination For Good Reason. The parties hereby acknowledge that, effective as of December 1, 2004, you ceased to serve as Chief Executive Officer of the Company, as a member of the Company’s Board of Directors and as an officer of the Company and its affiliates. The parties further acknowledge that, effective as of December 22, 2004, your employment with the Company and its affiliates will cease and that such cessation of employment constitutes a termination for “Good Reason” for purposes of the Employment Agreement.

     2. Payments.

          2.1 Payments. On the date which is six months and one day following the cessation of your employment, you shall receive the following payments:

               (a) The Company shall pay you a lump sum amount equal to the sum of (1) the product of (A) your Annual Base Salary and (B) the portion of a full year remaining in the Term following December 22, 2004 and (2) the product of (X) your target bonus for 2004 and (Y) 0.66 (which represents the portion of the Company’s fiscal year from January 30,2005 to September 30, 2005).

               (b) The Company shall pay to you an amount equal to the 2004 annual bonus you would have received had you remained employed through the end of the Company’s 2004 fiscal year. The amount described in the preceding sentence shall be determined in accordance with the Company’s regular practice with respect to determining annual bonus payments.

               (c) The Company shall pay to you an amount in respect of the 2005 Long-Term Incentive Compensation award which you would have received pursuant to Section 3(e) of the Employment Agreement had you remained employed through September 30, 2005, which amount shall equal 240% of the sum of (1) your current

J.C.Penny Company,Inc.
P.O.Box 10001,Dallas,TX 75301-0003
6501 Legacy Drive,Plano,TX 75024-3698

Annual Base Salary plus (2) the target annual bonus which would have been applicable to you for the 2005 fiscal year, provided that such amount shall be reduced by the value determined pursuant to the tenth sentence of Section 3(d) of the Employment Agreement.

           2.2 Equity Awards.

               (a) In accordance with the terms of the Employment Agreement and the other agreements governing grants of J.C. Penney Company, Inc. (“JCPenney”) common stock, par value $.50 per share (“Company Stock”) options held by you, all such outstanding options shall become fully vested and exercisable as of December 22, 2004. In all other respects, such options shall continue to be governed by the terms of the applicable agreements and plans.

               (b) In accordance with the terms of the Employment Agreement and the other agreements governing grants of JCPenney restricted stock units held by you, all such outstanding restricted stock units shall become fully vested as of December 22, 2004, and the payout of such restricted stock units in shares of Company Stock shall be made as of such date in accordance with their existing terms. Accordingly, you will receive, in respect of your restricted stock units, a number of shares of Company Stock equal to the number of such units, less shares withheld in satisfaction of applicable withholding taxes.

          2.3 Treatment of Supplemental Retirement Benefit. In accordance with Section 5 (a) of the Employment Agreement, you will continue to accrue supplemental retirement benefits pursuant to Section 3(i) of the Employment Agreement as if you had remained employed with the Company from December 23, 2004 through September 30, 2005. For purposes of the calculation of such supplemental retirement benefit, base salary plus incentive compensation paid in calendar years 2002, 2003 and 2004 shall be utilized in determining Final Average Compensation. Payment of such benefits shall commence at the time and in the manner you previously elected, it being understood that the parties will work together to take such action (including, but not limited to, revising the timing and/or form of payment distributions) as may be necessary to ensure that your election to receive supplemental retirement benefits pursuant to Section 3(i) of the Employment Agreement, as well as the other terms and conditions applicable to such benefits, comply with all applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended including Notice 2005-1 and any subsequent guidance issued under such Section.

          2.4 Earned and Unpaid Salary; Employee Benefits. On December 22, 2004, the Company shall pay to you, in a cash lump sum, any portion of your Annual Base Salary that is earned and unpaid as of December 22, 2004, as well as a cash payment in respect of accrued and unused vacation pay in accordance with the Company’s policy. The Company shall also pay or provide to you all compensation and benefits payable to you under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to December 22, 2004 and shall provide you with the benefits you participate in at the Company as described in Section 3(f) of the Employment Agreement (other than benefits under tax-qualified plans and non-qualified retirement plans) until September 30, 2005.

          2.5 Business Expense Reimbursement. The Company shall reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to December 22, 2004, in accordance with the Company’s expense reimbursement policy.

     3. Restrictive Covenants. You hereby acknowledge that your obligations pursuant to Section 8 of the Employment Agreement shall remain in full force and effect in accordance with their terms and that for purposes of such Section, December 22, 2004 shall be treated as the Date of Termination.

     4. Release. You hereby acknowledge that the Company’s obligations to make the payments under Sections 2.1 and 2.4 hereof are contingent upon your execution of, and failure to revoke, a Waiver and Release Agreement substantially in the form attached hereto (the “Release”). The date upon which you may no longer effectively revoke the Release shall be the “Effective Date” for purposes of this Agreement. You agree that you shall return to the Company any such amounts previously paid to you hereunder in the event of any such revocation of such Release.

     5. General Provisions.

          5.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          5.2 Dispute Resolution. Except for the Company’s right to seek injunctive relief as set forth in Section 8(c) of the Employment Agreement, all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Plano, Collin County, Texas, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and you. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All expenses of such arbitration, including legal fees, shall be borne by the non-prevailing party in such arbitration

          5.3 Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          5.4 Governing Law; Captions; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          5.5 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

J.C. Penney Corporation, Inc.
J.C. Penney Company, Inc.

By:	/s/ Gary Davis	12/22/04

	Gary Davis,	Date
Executive Vice President,
Chief Human Resources and
Administration Officer

ACCEPTED AND AGREED:

Allen I. Questrom

	/s/ Allen I. Questrom	12/22/04

Date

Attachment: Waiver and Release Agreement

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